W.T. UNIACK & CO. CPAs, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

Licensed in Georgia and Ohio

1003 Weatherstone Pkwy., Suite 320 Woodstock, GA 30188 Phone: 770-592-3233	PMB 1040 12600 Deerfield Pkwy., Ste 400 Alpharetta, GA 30004 Phone: 678-773-0251

May 14, 2014

U.S. Securities and Exchange Commission

100 F. Street NE

Washington D.C. 20549

Re:	On-Air Impact, Inc.
Form 8-K
Item 4.01 Changes in Registrant’s Certifying Account

Dear Sir/Madam:

We have read the statements set forth by On-Air Impact, Inc., a Nevada corporation (the “Company”), under Item 4.01 of Form 8-K, dated May 9, 2014, regarding the dismissal of our firm as the Company’s independent registered public accounting firm. We hereby agree with such statements regarding our firm and consent to the Company’s filing of this letter as an exhibit to the Form 8-K.

W.T. Uniack & Co. CPA's P.C.

/s/ William T. Uniack
William T. Uniack